Exhibit 10.39

ADDENDUM TO EIGHTH AMENDMENT TO SUBLEASE

This Addendum ("Addendum") is made to the EIGHTH AMENDMENT TO SUBLEASE ("Amendment"), dated for convenience October 1, 2003, by and between PeopleSoft, Inc., a Delaware corporation ("Sublessor"), Commerce One Operations, Inc., a Delaware corporation, ("Sublessee") and Commerce One, Inc., a Delaware corporation ("Commerce One, Inc.") and, together with Sublessor and Sublessee, ("the Parties").

For good and valuable consideration, the sufficiency of which is expressly acknowledged by each of the Parties, the Parties agree as follows:

1) In full satisfaction of its obligations under Section 3.4 of the Amendment, Commerce One, Inc. has granted to Sublessor 1,561,321 shares of restricted common stock. The Parties agree that the grant price of those shares is one dollar and thirty-two cents ($1.32) per share, with a collective value of two million, sixty thousand, nine hundred and forty four dollars ($2,060,944).

2) In full satisfaction of its obligations under Section 3.3 of the Amendment, and upon receipt by Commerce One from Sublessor of the original Prior Note as described below, Sublessee shall deliver to Sublessor an executed unsecured promissory note ("Note") in the amount of two million, thirty nine thousand and fifty six dollars ($2,039,056), which shall be in the form attached as Exhibit A to this Addendum. Upon Sublessee's delivery of the executed Note to Sublessor, the Parties expressly acknowledge that the executed Note shall supersede the Promissory Note previously drawn in Sublessor's favor in the amount of one million, seven hundred and twenty six thousand, seven hundred and ninety two dollars ($1,726.792), dated December 31, 2003 and previously delivered to Sublessor ("Prior Note"). Concurrent with the execution of this Addendum and prior to delivery of the Note referenced above, Sublessor shall immediately deliver to Sublessee all original or copies of the Prior Note possessed by Sublessor and/or Sublessor's counsel. The Parties expressly agree that the Prior Note shall be null and void as of the date of execution of this Amendment. Sublessor and its successors and assigns agree to defend, indemnify, exonerate, and hold harmless Sublessee and/or Commerce One, Inc., and their respective successors and assigns, from and against any loss, liability, claim, judgment or expense incurred by Sublessee and/or Commerce One, Inc. arising from any effort by Sublessor, its employees, directors, agents, successors or affiliates to enforce or otherwise assert the validity of the Prior Note.

3) Upon execution and delivery of the Note described in Paragraph 2 above, both Sublessee and Commerce One, Inc. will have satisfied all obligations contained in sections 3.2, 3.3, and 3.4 of the Amendment. In addition, for purposes of Section 5.2(c) of the Amendment, the Parties hereby stipulate that Sublessor shall be deemed to have received all consideration provided for in sections 3.2, 3.3, and 3.4 of the Amendment as of December 31, 2003.

4) Sublessor represents and warrants that it has received from Master Lessor a written instrument that satisfies all of the conditions set forth in Section 5(a) of the Amendment ("Consent Form"), and Sublessor will provide Sublessee with a copy of that Consent Form prior to the execution of this Addendum but in no event later than February 6, 2004. In the event Sublessor fails to provide Sublessee a copy of the Consent Form prior to February 6, 2004, Sublessor expressly and knowingly waives and agrees not to assert any claim that the Amendment is ineffective based upon a failure of any Party to meet the requirements of Section 5(a) of the Amendment.

5) Except as expressly modified or supplemented hereby, all other provisions in the Amendment remain unaffected by this Addendum; provided, however, that in the event of a conflict between the Amendment and this Addendum, this Addendum shall govern.

6) General Provisions.

(a) This Addendum shall be binding on and shall inure to the benefit of each of the Parties hereto, their respective successors, assigns or legal representatives of any kind, nature or character.

(b) In case any one or more of the provisions of this Addendum shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Addendum, and this Addendum shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(c) This Addendum (including Exhibit A, which is incorporated herein by this reference) and the Amendment constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior offers, negotiations, oral and written. This Addendum may not be amended or modified in any respect whatsoever except by an instrument in writing signed by all Parties.

(d) This Addendum may be executed in any number of counterparts, each of which shall be deemed an original, including signatures received by facsimile, but all of such counterparts together shall constitute but one and the same instrument.

(e) This Addendum and the rights and obligations of the Parties hereunder shall be construed and interpreted in accordance with the laws of the State of California (including, without limitation, conflict of laws), both in interpretation and performance.

IN WITNESS WHEREOF, the parties have executed this Addendum.

Sublessor:	PeopleSoft, Inc.,
a Delaware Corporation

Dated: November 10, 2003	By: /s/ Kevin Parker
Vice President

Sublessee:	Commerce One Operations, Inc.,
a Delaware Corporation

Dated: November 10, 2003	By: /s/ Charles D. Boynton
Senior Vice President and Chief Financial Officer Commerce One Operations, Inc.

Commerce One, Inc., a Delaware Corporation:

Dated: November 10, 2003	By: /s/ Charles D. Boynton
Senior Vice President and Chief Financial Officer Commerce One, Inc.